Exhibit 99.1

QOMPLX, a Leader in Cloud-Native Risk Analytics, Elects to Become a Public Company Through a Merger with Tailwind Acquisition Corp

Led by Oxford-educated cybersecurity experts from West Point and the Air Force Academy and backed by William P. Foley, II’s Cannae Holdings and other notable investors, QOMPLX is a cloud-native leader in risk analytics that helps organizations quantify, model and predict risk in challenging cybersecurity and insurance domains.

Transaction includes a fully committed PIPE of $180 million anchored by Cannae Holdings with participation from institutional investors including Fidelity Management & Research Company LLC, Hedosophia and RenaissanceRe Ventures Ltd., a subsidiary of RenaissanceRe.

As part of the transaction, QOMPLX is acquiring cyber intelligence and analytics solutions provider Sentar and insurance modeling and actuarial platform Tyche to accelerate its leadership position in risk analytics.

Approximately $1.4 billion estimated post-transaction equity value with up to $280 million in gross cash proceeds to the company after taking into account the acquisitions of Sentar and Tyche.

Investor Call scheduled for March 2, 2021 at 8:30 A.M. ET

Tysons, VA — QOMPLX, a cloud-native leader in risk analytics, and Tailwind Acquisition Corp. (NYSE: TWND), a special purpose acquisition company, today announced that they have entered into a definitive business combination agreement. Upon closing of the transaction, the combined company (the "Company") will operate as QOMPLX and plans to list under the symbol QPLX. The transaction reflects an estimated post-transaction equity value for QOMPLX of approximately $1.4 billion.

QOMPLX helps organizations make intelligent business decisions and better manage risk through its advanced, proprietary risk cloud. Its cloud-native platform rapidly ingests, transforms, and contextualizes large, complex, and disparate data sources in order to help organizations better quantify, model, and predict risk in areas including cybersecurity, insurance, and finance. QOMPLX’s rapid growth has been fueled by its emergence as the global leader in Active Directory and identity security challenges currently plaguing enterprises and government agencies. Its core analytics platform combines inside-out with outside-in views on cyber risk posture alongside powerful streaming analytic detections and continuous monitoring across diverse data sources.

QOMPLX’s pro forma 2021 revenue is expected to be $141M. In 2020, the pro forma company’s go forward revenue base was $96M(E), and the core company had a 139% net revenue retention rate. QOMPLX's rapid organic growth rate was 700%+ from FY19 to FY20. The combined business has more than 95 enterprise and government customers.

QOMPLX was co-founded by CEO Jason Crabtree and CTO Andrew Sellers. Jason is a former Special Advisor to the Commanding General of the U.S. Army Cyber Command, West Point graduate where he was selected as the First Captain of the Corps of Cadets, a Rhodes Scholar, and combat veteran who served in Afghanistan. Andrew is a U.S. Air Force Academy valedictorian, Truman Scholar, and Iraq War veteran who originally met Jason during their respective graduate fellowships at the University of Oxford. Customers of QOMPLX include a number of the world’s leading technology, financial services, insurance, and professional services companies and the pro forma business extends their customer base into major government entities.

QOMPLX’s unique ability to detect catastrophic attacks on Active Directory and enterprise authentication events using its massively scalable unified analytics platform will continue to drive commercial expansion for cybersecurity operations. The company also serves a more strategic role for clients, leveraging its unique technology platform to collect and process a combination of inside out and outside in data to power superior, and continuously updated, views of cybersecurity risk that better allow the data, operations, finance and risk teams in the enterprise to develop a shared sense of ground truth.

QOMPLX’s deep cybersecurity and insurance domain expertise allows cybersecurity and other telematics data to be leveraged in broader insurance underwriting, exposure management, loss mitigation and risk finance applications. Using technology to better specify risk transfer, model future possibilities, and enable data analytics across the insurance value chain, QOMPLX will lead the coming revolution of better real-time analysis of risk accumulation across portfolios in order to bring novel risk transfer products to market.

William P. Foley, II, Founder and Chairman of Cannae Holdings, said: “We are very excited to announce Tailwind's transaction with QOMPLX and to invest additional capital into this portfolio company as it enters public markets. Cybersecurity and risk management are increasingly fundamental in business and government. QOMPLX uses technology to drive more disciplined business decisions about risk with a financial lens. This is a highly scalable company with real and rapidly growing revenues with formidable domain expertise.”

“Today’s agreement furthers QOMPLX’s mission to help organizations get to “ground truth” in their cybersecurity and risk quantification, risk management and risk finance efforts. Andrew and I founded QOMPLX with the express goal of allowing organizations to make economically rational decisions about cybersecurity and other challenging risks. Exceptional risk programs require continuous monitoring of real world data along with prospective modeling of future scenarios.” said Jason Crabtree, co-founder & CEO of QOMPLX. “Reaching public markets via our partnership with Tailwind expedites QOMPLX’s ability to reach more customers globally and supports our continued development of the core technology platform for mission critical customer applications. With the exceptional Sentar and Tyche domain experts joining QOMPLX, we are poised for growth fueled by extraordinary people, defensible technology, and a strong balance sheet.”

As part of the business combination, QOMPLX has also entered into definitive agreements to acquire two companies in the cybersecurity and insurance analytics industries to further extend QOMPLX’s leadership positioning as a global leader in risk:

●	Sentar: Sentar is one of the fastest-growing cyber intelligence, analytics and operations solutions providers focused on the National Security sector. The acquisition of Sentar’s decades-long technical and national security sector experience gives QOMPLX greater leverage with cybersecurity and broader analytics offerings, including its premier Active Directory security and authentication attack detection and advanced security data fusion use cases. Sentar and QOMPLX have already begun to partner around industrial control systems security and continuous monitoring using shared expertise and QOMPLX software. The combined company will provide much needed technology and domain expert support to the challenging identity and authentication security gaps in the government as illustrated by Sunburst and SolarWinds.

●	Tyche: Tyche’s core modeling platform focuses on the complex challenges facing insurers: pricing risks, modeling and reserving capital, and improving efficiency. It offers actuarial software that reduces time and costs framework for insurers and reinsurers to produce critical actionable data for critical commercial and regulatory decision-making. The modeling platform powers Tyche’s core flagship software offerings, which are Tyche Capital Model, Tyche Model Generator, and Tyche Pricing System. Tyche bolsters QOMPLX’s insurance analytics offerings and the combined business will offer more comprehensive insurance underwriting, pricing, risk modeling, capital modeling, and reserving functionality.

“QOMPLX has developed the most advanced cloud native software when it comes to identity attacks, privilege escalation, and lateral movement detection,” said Philip Krim, chairman of Tailwind Acquisition Corp. “These capabilities are now must have competencies for organizations of all sizes, and the demand for this has crossed a tipping point given recent events like SolarWinds which highlight the gaps in Active Directory and enterprise authentication. QOMPLX is differentiated in its ability to link specific data, security controls, and simulations to financial risk. Jason and Andrew are world class founders who will lead QOMPLX to become the ‘go to’ Risk Cloud for organizations who realize data can quantify and reduce risk in critical areas like cybersecurity and business continuity.”

Transaction Overview

The transaction values QOMPLX at an estimated post-transaction equity value of $1.4 billion at $10.00 per share. It is anticipated that the combined company will receive approximately $280 million of gross proceeds from a fully committed common stock PIPE offering of $180 million, along with approximately $334 million cash held in trust, given approximately $200 million in cash acquisition costs, and assuming minimal redemptions by Tailwind’s existing public stockholders. The PIPE included participation from Cannae Holdings, Fidelity Management & Research Company LLC, Hedosophia and RenaissanceRe Ventures Ltd., a subsidiary of RenaissanceRe.

QOMPLX’s and Tailwind Acquisition Corp.’s boards of directors have unanimously approved the proposed business combination. Completion of the proposed business combination is expected in mid-2021, subject to approval by Tailwind’s stockholders and the satisfaction or waiver of other customary closing conditions identified in the Business Combination Agreement entered into by QOMPLX and Tailwind Acquisition Corp.

Additional information about the proposed transaction will be provided in a Current Report on Form 8-K to be filed by Tailwind today with the Securities and Exchange Commission and available on www.sec.gov.

Advisors

Jefferies is serving as exclusive financial advisor, sole placement agent on the PIPE, and lead capital markets advisor to Tailwind. Piper Sandler is also serving as capital markets advisor to Tailwind.

Barclays is serving as exclusive financial advisor and capital markets advisor to QOMPLX. Mizuho and William Blair are also serving as capital markets advisors to QOMPLX.

Kirkland & Ellis LLP is acting as legal counsel to Tailwind Acquisition Corp. and King & Spalding LLP is acting as legal counsel to QOMPLX.

Conference Call, Webcast and Presentation Information

Management of QOMPLX and Tailwind will host an investor call on March 2, 2021 at 8:30 A.M. ET to discuss the proposed transaction. The conference call will be accompanied by a detailed investor presentation.

A live webcast of the call will be available to those who register at http://public.viavid.com/index.php?id=143806, and can also be accessed on QOMPLX’s website at https://qomplx.com/investor-relations/ and Tailwind Acquisition Corp.’s website at https://twnd.tailwindacquisition.com/. For those who wish to participate by telephone, please dial 1-877-451-6152 (U.S.) or 1-201-389-0879 (International) and reference the Conference ID 13717158. A replay of the call will also be available via webcast here and at https://twnd.tailwindacquisition.com/news/events.

In addition, Tailwind will file an investor presentation with the SEC as an exhibit to a Current Report on Form 8-K prior to the call, which will be available on the SEC’s website at www.sec.gov and at https://twnd.tailwindacquisition.com/presentations.

All materials can also be found at https://qomplx.com/news/ and at https://qomplx.com/investor-relations/

About QOMPLX

QOMPLX is the cloud-native leader in risk analytics. We help organizations make intelligent business decisions and better manage risk through our advanced, proprietary risk cloud platform. We are the leaders at rapidly ingesting, transforming, and contextualizing large, complex, and disparate data sources through our data factory, in order to help organizations better quantify, model, and predict risk in areas including cybersecurity, insurance, and finance. Backed by Bill Foley's Cannae Holdings, QOMPLX is co-founded by CEO Jason Crabtree, a former Special Advisor to the Commanding General of the U.S. Army Cyber Command and the Department of Defense, West Point graduate, Rhodes Scholar, and veteran of the War in Afghanistan, and by CTO Andrew Sellers, a U.S. Air Force Academy valedictorian, Truman Scholar, and Iraq War veteran. QOMPLX has entered into a definitive business combination agreement with Tailwind Acquisition Corp. and will be traded on NYSE under the ticker QPLX upon closing of the transaction. For more information visit qomplx.com.

About Tailwind Acquisition Corp.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses in the consumer internet, digital media and marketing technology sectors. The Company is led by Chairman Philip Krim, Chief Executive Officer Chris Hollod and Chief Financial Officer Matt Eby. In addition to the members of its management team and board of directors, the Company has assembled an Advisory Board that will help position the Company as the value-add partner of choice for today’s leading entrepreneurs.

About Cannae Holdings

Cannae Holdings, Inc. (NYSE: CNNE) is engaged in actively managing and operating a group of companies and investments, as well as making additional majority and minority equity portfolio investments in businesses, in order to achieve superior financial performance and maximize the value of these assets. Cannae was founded and is led by investor William P. Foley, II. Foley is responsible for the creation and growth of over $140 Billion in publicly traded companies including Fidelity National Information Services (“FIS”), Fidelity National Financial (“FNF”), and Black Knight, Inc. (“BKI”). Cannae’s current principal holdings include Dun & Bradstreet Holdings, Inc. (“DNB”), which recently completed a successful business transformation and IPO. Cannae holds an approximately 18% interest in Dun & Bradstreet or ~76 million shares. Cannae’s second principal holding is Ceridian (“CDAY”), which Foley transformed from a legacy payroll bureau into a leading cloud based provider of human capital management software. Cannae owns approximately 9.5% of Ceridian representing ~14 million shares.

Important Information and Where to Find It

A full description of the terms of the transaction will be provided in a registration statement on Form S-4 to be filed with the SEC by Tailwind that will include a prospectus with respect to the Company’s securities to be issued in connection with the business combination and a proxy statement with respect to the shareholder meeting of Tailwind to vote on the business combination. Tailwind urges its investors, stockholders and other interested persons to read, when available, the preliminary proxy statement/ prospectus as well as other documents filed with the SEC because these documents will contain important information about Tailwind, QOMPLX and the transaction. After the registration statement is declared effective, the definitive proxy statement/prospectus to be included in the registration statement will be mailed to stockholders of Tailwind as of a record date to be established for voting on the proposed business combination. Once available, stockholders will also be able to obtain a copy of the S-4, including the proxy statement/prospectus, and other documents filed with the SEC without charge, by directing a request to: Tailwind Acquisition Corp., 1545 Courtney Avenue, Los Angeles, California 90046, Attn: Chief Executive Officer. The preliminary and definitive proxy statement/prospectus to be included in the registration statement, once available, can also be obtained, without charge, at the SEC’s website (www.sec.gov).

Participants in the Solicitation

Tailwind and QOMPLX and their respective directors and executive officers may be considered participants in the solicitation of proxies with respect to the potential transaction described in this press release under the rules of the SEC. Information about the directors and executive officers of Tailwind is set forth in Tailwind’s final prospectus filed with the SEC pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”) on June 8, 2020 and is available free of charge at the SEC’s web site at www.sec.gov or by directing a request to: Tailwind Acquisition Corp., 1545 Courtney Avenue, Los Angeles, California 90046, Attn: Chief Executive Officer. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the Tailwind stockholders in connection with the potential transaction will be set forth in the registration statement containing the preliminary proxy statement/prospectus when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Non-Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of Tailwind, the Company or QOMPLX, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act.

Special Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on beliefs and assumptions and on information currently available. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Forward-looking statements in this press release include, but are not limited to, statements regarding the proposed business combination, including the timing and structure of the transaction, the proceeds of the transaction, the initial market capitalization of the Company and the benefits of the transaction. We cannot assure you that the forward-looking statements in this press release will prove to be accurate. These forward looking statements are subject to a number of risks and uncertainties, including, among others, the ability to complete the business combination due to the failure to obtain approval from Tailwind’s stockholders or satisfy other closing conditions in the business combination agreement. The inability of QOMPLX to consummate the acquisitions of Sentar and Tyche, the occurrence of any event that could give rise to the termination of the business combination agreement (including any even that could give rise to the termination of the transaction agreement for each of Sentar and Tyche), the ability to recognize the anticipated benefits of the business combination, including as a result of a delay in consummating the potential transaction or difficulty in integrating the businesses of Tailwind, QOMPLX, Sentar and Tyche, and other risks and uncertainties, including those to be included under the header “Risk Factors” in the registration statement on Form S-4 to be filed by Tailwind with the SEC and those included under the header “Risk Factors” in the final prospectus of Tailwind related to its initial public offering. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. The forward-looking statements in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

Contacts

QOMPLX

investor.relations@QOMPLX.com

703-995-4199

Media:

Lindsey Boyle

qomplx@moxiegrouppr.com

757-254-1123

Tailwind Acquisition Corp.

Team@TailwindAcquisition.com

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